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                                                                    Exhibit 23.1

                          Independent Auditors' Consent

To the Owner of Shaanxi Sunshine Express International Co., Ltd.
(Shanghai Brach)

We consent to the incorporation by reference in the registration statements on Form S-3 (No. 333-64452, No. 333-91240, 333-104228, 333-108605, 333-110231 and
No. 333-112609) and the registration statements on Form S-8 (No. 333-74918 and No. 333-103439) of Stonepath Group, Inc. of our report dated February 6, 2004, relating to the balance sheet of Shaanxi Sunshine Express International Co., Ltd. (Shanghai Branch) as of October 31, 2003 and the related statement of income, branch equity and cash flows for the ten months ended October 31, 2003, which report appears in the Form 8-K of Stonepath Group, Inc. dated February 9, 2004.


Ho, Sneddon, Chow
Certified Public Accountants Limited
Hong Kong
February 20, 2004